Exhibit 10.18

Execution Copy

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is entered into by and between Elisabeth DeMarse (referred to hereinafter as "you'' or the “Executive”) and TheStreet, Inc., a Delaware corporation (the “Company”). The Executive and the Company hereinafter collectively referred to as the Parties.

RECITALS

WHEREAS, the Company and the Executive previously entered into an Amended and Restated Severance Agreement dated December 21, 2015 (the “Severance Agreement”) that set forth certain severance protections, subject to certain conditions, if the Company terminates the Executive’s employment without Cause (within the meaning of the Severance Agreement);

WHEREAS, the Company previously granted the Executive options to purchase common stock of the Company as follows: (i) 224,640 shares on March 7, 2012, which qualifies as an incentive stock option; and (ii) 1,525,360 shares on March 7, 2012, which is a nonqualified stock option (each, an “Option” and collectively, the “Options”);

WHEREAS, the Executive and the Company have mutually agreed to the termination of Executive’s employment, which the Company will treat as a termination without Cause (for purposes of the Severance Agreement) effective as of February 29, 2016 (the “Termination Date”);

WHEREAS, for the period from the date of delivery of this Agreement, February 22, 2016 (the “Notice Date”) until the Termination Date (such period, the “Transition Period”), the Executive will provide transition services on an as needed basis at the request of the Company (the “Transition Services”); and

WHEREAS, the Parties desire to formalize the terms and conditions related to the Transition Services and the termination of the Executive’s employment relationship with the Company pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, and for other good and sufficient consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

AGREEMENT

 1.       Transition Services and Separation From Service.

(a)          The Executive understands that effective as of the Notice Date, the Executive will cease to be the Chief Executive Officer of the Company and Executive will cease to be a member of the Board of Directors of the Company (the “Board”). After the Notice Date, the Executive will not hold herself out as representing the Company or otherwise attempt to bind the Company to any contractual arrangements.

(b)           Effective as of the Notice Date, the Executive shall become a non-Executive employee of the Company and, in such position, shall provide Transition Services as reasonably requested by the Company until the Termination Date. The Executive will not be required to come to the office during the Transition Period. Effective as of the Termination Date, the Executive will cease to be an employee of, or have any connection with, or claims against the Company (except for payments or benefits due hereunder).

(c)          During the Transition Period, subject to the compliance with the terms of this Agreement and the reasonable requests of the Company, the Executive shall continue to receive her base salary based on her current annual rate of $480,000, which shall be paid in accordance with the Company’s normal payroll practices, subject to applicable federal, state, local and employment tax withholding. Additionally, during the Transition Period, the Executive will remain eligible to participate in the employee benefits offered by the Company in accordance with the terms of such employee benefit plans, including, without limitation, continued vacation accrual during the Transition Period. The Executive’s right to participate in the employee benefits offered by the Company shall cease on the Termination Date, except as set forth herein or as required by applicable law.

2.        Accrued Benefits. On the Termination Date, the Executive will be paid $29,195.40, which will represent all of the Executive’s salary, all of Executive’s accrued, but unused, vacation and all other wages earned through the Termination Date, less all applicable withholdings and required deductions. The Executive agrees that as of the Termination Date, the Executive has been paid all compensation due the Executive as of the Termination Date by virtue of the Executive’s employment, in keeping with the Company’s policy and practice, except any payments or rights pursuant to this Agreement that will be paid following the Termination Date.

3.        Restrictive Covenants. The award agreements evidencing the Options (collectively, the “Option Agreements”) and the Severance Agreement both contain certain restrictive covenants applicable to the Executive following her termination of employment, which shall remain in full force and effect. For purpose of this Agreement, the term “Restrictive Covenants” shall mean the restrictive covenants set forth in the Option Agreements and the Severance Agreement.

4.        Benefits. If the Executive timely signs and does not revoke this Agreement, as set forth in Section 21 below, continues to comply with the Restrictive Covenants and she complies with this Agreement, she will be eligible for the benefits set forth below in consideration of her Transition Services, her cooperation with the Company and her release of claims in favor of the Company:

(a)          Severance Benefits. The Executive will be entitled to the severance benefits set forth in Section 1 of the Severance Agreement after the Termination Date, as follows:

(i)          a lump sum cash payment in an amount equal to $1,104,000, less all applicable withholdings and other required deductions, which will be paid to the Executive as soon as practical after the Effective Date (as defined below); and

(ii)         provided the Executive is eligible for, and timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse the Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to the Executive’s Termination Date, to the extent otherwise eligible for such coverage) for the Executive and the Executive’s covered dependents until the earliest of (x) the date that the Company has paid premiums for COBRA coverage for eighteen (18) months and (z) the date that the Executive (or the Executive’s spouse or dependents) are no longer eligible for COBRA coverage.

(b)          Equity Awards and Vesting Acceleration. As of the Termination Date, an aggregate total of 36,470 of the shares subject to your Options will be unvested (the “Unvested Options”). Subject to your satisfaction of the conditions hereunder, the Unvested Options will become fully vested and exercisable as of the Effective Date and, for the avoidance of doubt, the Unvested Options shall remain outstanding from the Termination Date until the Effective Date. Therefore, as of the Effective Date, subject to your compliance with all of the requirements hereunder, you will be fully vested in your Options as of the Effective Date. The Options will otherwise remain subject to award agreements evidencing your Options (each, an “Award Agreement" and collectively, the "Award Agreements”) and the equity plan pursuant to which the Options were granted.

(c)          Extension of Post-Termination Exercise Period. As consideration for the Executive’s execution of this Agreement following Termination of Employment prior to the Second Offer Expiration Date (as defined below), the Company will modify Section 8(a) of each of the Award Agreements to extend your post-termination exercise period from six (6) months following your termination of Employment to February 28, 2018. The Options will otherwise remain subject to the terms and conditions set forth in the Award Agreements and the equity plan pursuant to which the Options were granted, including, without limitation, the “Additional Termination Events and Claw-Back” set forth in Section 11 of the Award Agreements.

5.          General Releases and Waivers of Claims.

(a)          The Executive’s Release of Company. In consideration of the payments and benefits provided to you under Section 4 of this Agreement and after consultation with counsel, the Executive on behalf of her and each of her respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasing Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its current and former subsidiaries and affiliates and each of their respective current and former officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys’ fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Releasing Parties may have, or in the future may possess, arising out of any aspect of the Executive’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive (i) any rights to payments and benefits provided under the Agreement, (ii) any right the Executive may have to enforce this Release or the Agreement, (iii) the Executive’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, any applicable insurance policy or any contract or provision to which the Executive is a party or as to which the Executive otherwise is entitled to indemnification benefits, with respect to any liability she incurred or might incur as an employee, officer or director of the Company, (iv) any claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under COBRA or the Employee Retirement Income Security Act of 1974, or (v) any rights under or in respect of the Option Agreements (collectively, the “Applicable Agreements”).

(b)          The Executive’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Agreement, the Executive on behalf of her and the other Releasing Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Releasing Parties may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”), By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with her termination to consult with an attorney of her choice prior to signing this Agreement and to have such attorney explain to her the terms of this Agreement, including, without limitation, the terms relating to her/her release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of her choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that she has seven (7) days following the date on which she signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of her/her revocation of the release and waiver contained in this paragraph.

(c)          Company’s Release of the Executive. The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally release and forever discharge the Releasing Parties from any and all Claims, including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of any aspect of the Executive’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof, excepting (i) any Claim which would constitute or result from conduct by the Executive that constituted the basis for termination for Cause (within the meaning of the Severance Agreement) or could be a crime of any kind, or (ii) rights arising under or in respect of the Equity Agreements. Anything to the contrary notwithstanding in this Release, nothing herein shall release the Executive or any other Releasing Party from any Claims based on any right the Company may have to enforce this Agreement or any of the Applicable Agreements.

(d)          No Assignment. The parties represent and warrant that they have not assigned any of the Claims being released under this Agreement.

6.          No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by you or the Company of any liability, wrongdoing, or violation of law.

7.          Proceedings. Neither the Executive nor the Company have filed any complaint, charge, claim or proceeding against the other party before any local, state or federal agency, court or other body relating to the Executive’s employment or the termination thereof (each, individually, a “Proceeding”).

8.          Remedies.

(a)          In the event the Executive initiates or voluntarily participates in any Proceeding involving any of the matters waived or released in this Agreement, or if she fails to abide by any of the terms of this Agreement, or if she revokes her prior execution of this Agreement within the seven (7)-day period described below, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to her, and terminate any benefits or payments that are due pursuant to the termination provisions of the Agreement, without waiving the release granted herein. In addition, in the event that the Executive has failed to comply with the Restrictive Covenants (other than as a result of an unintentional and immaterial disclosure of confidential information), the Company may, in addition to any other remedies it may have, to the extent permitted in the Agreement and the Option Agreements reclaim any amounts paid to her pursuant to the Agreement or the Option Agreements, without waiving the release granted herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of her post-termination obligations under the Agreement or any of the Applicable Agreements or her obligations hereunder or thereunder would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching her post- termination obligations under the Agreement or any of the Applicable Agreements or her obligations hereunder or thereunder. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b)          The Executive understands that by entering into this Agreement she will be limiting the availability of certain remedies that she may have against the Company and limiting also her ability to pursue certain claims against the Company.

(c)          The Company acknowledges and agrees that the remedy at law available to the Executive for breach of any of its post-termination obligations under the Agreement or any of the Applicable Agreements or its obligations hereunder or thereunder would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Company acknowledges, consents and agrees that, in addition to any other rights or remedies that the Executive may have at law or in equity, the Executive shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Company from breaching its post-termination obligations under the Agreement or any of the Applicable Agreements or its obligations hereunder or thereunder. Such injunctive relief in any court shall be available to the Executive, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(d)          The Company understands that by entering into this Agreement it will be limiting the availability of certain remedies that it may have against the Executive and limiting also its ability to pursue certain claims against the Executive.

9.          Cooperation with the Company. In addition, the Executive shall, without further compensation, cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, the Executive’s employment with the Company or its predecessors or affiliates for which the Company requests the Executive’s assistance, which cooperation and assistance shall include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. In connection herewith, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with the Executive’s other material business and personal obligations and commitments.

10.         Confidential Information. At all times in the future, you will remain bound by the confidentiality provisions that you are subject to pursuant to the Company’s employee handbook, the Equity Agreements, the Company’s Code of Business Conduct & Ethics and The Street's Insider Trading Compliance Program (collectively, the “Confidentiality Agreements”). You may request a copy of any of the Confidentiality Agreements from Ronni Diamant at any time and the Company will provide you such documents within two business days after your request.

11.         Return of Property. You agree that, as of the Termination Date, you have returned to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), credit cards, and phone cards and/or you have returned or destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives or in a cloud environment); provided, however, that you may retain your Company-provided laptop.

12.         Opportunity to Consult with Counsel. The Executive acknowledges that she has had an opportunity to consult with and be represented by counsel of the Executive’s choosing in the review of this Agreement, that you have been advised by the Company to do so, that the Executive is fully aware of the contents of the Agreement and of its legal effect, that the preceding paragraphs recite the sole consideration for this Agreement, and that the Executive enters into this Agreement freely, without duress or coercion, and based on the Executive’s own judgment and wishes and not in reliance upon any representation or promise made by the Company, other than those contained herein.

13.         Mutual Non-Disparagement. The Executive agrees not to disparage the Company or to do anything in a manner likely to portray the Company, its products or personnel in a negative light or that might injure the Company’s business or affairs. This would include, but is not limited to, disparaging remarks about the Company as well as its shareholders, officers, directors, employees, agents, advisors, partners, affiliates, consultants, products, services, formulae, business practices, corporate structure or organization, and marketing methods. The Company (limited to its officers and directors) agrees that it will not make, at any time, directly or indirectly, any oral or written public statements that are disparaging of Executive.

14.         No Reemployment. You acknowledge that you will have no right to employment with the Company after the Termination Date and that you shall not apply for reemployment with the Company after the Termination Date.

15.         Section 409A. You and the Company intend that all payments made under this Agreement are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. In no event will the Company reimburse you for any taxes or other penalties that may be imposed on you as a result of Section 409A and you shall indemnify the Company for any liability that arises as a result of Section 409A.

16.         Entire Agreement. You agree that except for the Confidentiality Agreements, and except as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements between you and the Company or any affiliate of the Company, including, but not limited to, the Employment Agreement. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

17.         Choice of Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

18.         Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect;provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

19.        Headings. The headings of the Sections of this Agreement are provided for convenience only. They do not alter or limit, in any way, the text of any Section of this Agreement.

20.        Execution in Counterparts. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and a facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

21.        Expiration of the Offer.

(a)          You must execute this Agreement twice to receive all of the benefits under this Agreement. You will need to execute this Agreement (x) during the twenty-one (21) day period following the Notice Date (the “First Offer Expiration Date”) and (y) during the twenty-one (21) day period following the Termination Date (the "Second Offer Expiration Date” and together with the First Offer Expiration Date, the “Offer Expiration Dates”).

(b)          After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, you should evidence your agreement to the terms of this Agreement by dating and signing no later than the applicable Offer Expiration Dates.

(c)          If you fail to execute this Agreement prior to both Offer Expiration Dates, the offer contained in this Agreement will automatically expire at midnight on the Offer Expiration Date for which you failed to timely execute this Agreement.

(d)          The Executive acknowledges that this Agreement does not apply to any new claims that may arise after this Agreement is fully executed by the Executive.

[Signature Page Follows]

To accept this Agreement, please sign and date this Agreement prior to each Offer Expiration Date and return it to Ronni Diamant.

Sincerely,

THESTREET, INC.

By	/s/ Steve Zacharias
(Signature)

Name:	Steve Zacharias

Title:	Chairman. Compensation Committee

[Company Signature Page to DeMarse Separation Agreement and Release of All Claims]

ACKNOWLEDGMENT AND SIGNATURE

First Expiration Date: By signing below, I, Elisabeth E. DeMarse, acknowledge and agree as follows:

I have up to twenty-one (21) days after the Notice Date within which to review it and to discuss with an attorney of my own choosing, at my own expense, whether or not I wish to sign it. Furthermore, I have seven (7) days after I have signed this Agreement during which time I may revoke this Agreement. If I wish to revoke this Agreement, I may do so by delivering a letter of revocation to Ronni Diamant, no later than the close of business on the 7th day after I sign this Agreement.

My agreement with the terms of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

I acknowledge that if I either violate any of the terms of this Agreement or I fail to sign the Agreement a second time following my Termination Date, I will not receive the severance benefits under this Agreement.

Accepted this 22nd day of February, 2016

/s/ Elisabeth E. DeMarse
Elisabeth E. DeMarse

Second Expiration Date: By signing below, I, Elisabeth E. DeMarse, acknowledge and agree as follows:

I have up to twenty-one (21) days after the Termination Date within which to review it and to discuss with an attorney of my own choosing, at my own expense, whether or not I wish to sign it. Furthermore, I have seven (7) days after I have signed this Agreement during which time I may revoke this Agreement. If I wish to revoke this Agreement, I may do so by delivering a letter of revocation to Ronni Diamant, no later than the close of business on the 7th day after I sign this Agreement. I am signing this Separation Agreement and Release of All Claims on or after my last day of employment with the Company.

Because of the revocation period, if I don't revoke this Agreement, I understand that this Agreement shall not become effective or enforceable until the 8th day after the date I sign this Agreement the second time on or after the Termination Date (the “Effective Date'').

Accepted this ___ day of __________, 2016

Elisabeth E. DeMarse

[Signature Page to DeMarse Separation Agreement and Release of All Claims]